UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 19, 2013, the Homeland Energy Solutions, LLC (the “Company”) board of directors declared a distribution of approximately $8,461,000 to be paid to 64,585 membership units which equals $131.00 per membership unit as of December 19, 2013. The Company anticipates paying this distribution by the end of December 2013. No distribution will be paid by the Company to Steve Retterath.
The Company and Steve Retterath signed an agreement earlier this year pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company. Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date. The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase. Mr. Retterath contends he is not bound by the agreement. The Company's position is as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company, but until the court has a chance to rule on this and the other issues raised in the litigation, the Company will hold $15 million in a separate account, representing the first payment owed to Mr. Retterath pursuant to the membership unit repurchase agreement, until such time as the court has a chance to rule on Mr. Retterath’s interest in the Company. If the Company is successful in the litigation, the $15 million will be released to Mr. Retterath pursuant to the terms of the repurchase agreement. If the Company is not successful in the litigation and the membership unit repurchase agreement is not upheld, any distributions owed to Mr. Retterath would be paid from the funds held in this separate account.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: December 19, 2013	/s/ David A. Finke
David A. Finke
Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)